EXHIBIT 23.1








INDEPENDENT AUDITORS' CONSENT



The Board of Directors and Shareholders
Ontro, Inc.:


We consent to incorporation by reference in registration statement No. 333-78817 on Form S-8 of Ontro, Inc. of our report dated February 18, 2000, relating to the consolidated balance sheets of Ontro, Inc. and subsidiary as of December 31, 1998 and 1999, and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for the years then ended and for the period from November 8, 1994 (inception) to December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-KSB of Ontro, Inc.







\s\ KPMG LLP

San Diego, California
March 29, 2000